Filed Pursuant to Rule 433

Free Writing Prospectus

Registration No. 333-201464-01

July 30, 2015

BRIXMOR OPERATING PARTNERSHIP LP

Pricing Term Sheet

$500,000,000 3.875% Senior Notes due 2022

This pricing term sheet supplements, and should be read in conjunction with, the preliminary prospectus supplement dated July 30, 2015 (the “Preliminary Prospectus Supplement”) of Brixmor Operating Partnership LP (“we,” “our,” or “us”) and accompanying prospectus dated January 13, 2015 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Brixmor Operating Partnership LP

Expected Ratings: (Moody’s / S&P / Fitch)*:	Baa3 (Stable) / BBB- (Stable) / BBB- (Stable)

Security Type:	Senior Unsecured Notes

Pricing Date:	July 30, 2015

Settlement Date:	August 10, 2015 (T+7)

Maturity Date:	August 15, 2022

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2016

Principal Amount:	$500,000,000

Public Offering Price:	99.223%

Benchmark Treasury:	2.125% due June 30, 2022

Benchmark Price / Yield:	100-25/32 / 2.003%

Spread to Benchmark Treasury:	+ 200 basis points

Yield to Maturity:	4.003%

Coupon:	3.875%

Optional Redemption:	Make-whole call at T + 30 basis points

CUSIP / ISIN:	11120V AB9 / US11120VAB99

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

RBC Capital Markets, LLC

Citigroup Global Markets Inc.

Jefferies LLC

J.P. Morgan Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Mitsubishi UFJ Securities (USA), Inc.

Regions Securities LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Brixmor Operating Partnership has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer or Brixmor Property Group Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting Deutsche Bank by mail at Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by emailing prospectus.CPDG@db.com or by calling (800) 503-4611; by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, by mail at Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention: Prospectus Department, 222 Broadway, New York, NY 10038 or by emailing dg.prospectus_requests@baml.com; or by contacting RBC Capital Markets, LLC, at RBC Capital Markets, LLC, Attention: Debt Capital Markets, Three World Financial Center, 200 Vesey Street, New York, New York 10281, by emailing usdebtcapitalmarkets@rbccm.com or by calling (866) 375-6829.

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